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Exhibit 99.B-1

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into in multiple parts on this the 8th day of April, 2004 (the "Effective Date"), between LOUISVILLE GAS AND ELECTRIC COMPANY ("LG&E"), a Kentucky corporation, and AMERICAN ELECTRIC POWER COMPANY, INC. ("AEP"), a New York corporation. Each of LG&E and AEP are herein referred to from time-to-time individually as a "Party" and collectively as the "Parties".

W I T N E S S E T H :

        WHEREAS, LG&E and AEP are both currently shareholders of Ohio Valley Electric Corporation ("OVEC"), an Ohio corporation;

        WHEREAS, LG&E desires to purchase certain additional shares in OVEC from AEP to gain, among other things, an additional right to dividends in the future from those shares, and AEP desires to make such sale, in each case on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

        1.    Sale of Shares.    At the Closing described in Section 3, AEP shall sell, and LG&E shall purchase, seven hundred, thirty (730) shares (the "Shares") of OVEC. At such time, AEP shall assign, transfer, and deliver the Shares to LG&E, and the certificates representing the Shares will be duly endorsed by AEP. Without either affirming or denying any connection between ownership of shares of OVEC on the one hand, and rights which may arise pursuant to agreements among OVEC and certain shareholders of OVEC, such as power participation rights, on the other, the Parties agree, for purposes of clarity, that AEP is not retaining any such contractual rights, including power participation rights, with respect to the Shares.

        2.    Purchase Price.    At the Closing described in Section 3, LG&E shall pay AEP the sum of one hundred four thousand, two hundred eighty-six dollars ($104,286.00) by certified check.

        3.    Closing.    The closing of the sale of the Shares (the "Closing") shall take place at the offices of LG&E at 220 West Main Street, Louisville, Kentucky or such other location as the Parties shall mutually agree. The time of the Closing shall be at a mutually agreed time that is no more than thirty (30) days following the final regulatory approval that may be required by either of the Parties to complete the transactions contemplated herein. At the Closing, the following deliveries shall be made by the Parties:

          (a)   AEP shall deliver, or cause to be delivered, to LG&E a certificate, duly endorsed, representing the Shares purchased by LG&E, conveying to LG&E good title.

          (b)   LG&E shall deliver to AEP a certified check in the amount of one hundred four thousand, two hundred eighty-six dollars ($104,286.00) representing payment for the Shares.

          (c)   Each Party shall execute and deliver such further documents as the other Party shall reasonably request in order to demonstrate the truth of each Party's representations and warranties hereunder and the fulfillment of each Party's agreements and undertakings hereunder.

        4.    Conditions to Obligations.    Each Party's obligations to complete the Closing are conditioned as follows:

          (a)   LG&E's conditions. All obligations of LG&E hereunder are subject, at LG&E's option, to the fulfillment of each of the following conditions at or prior to the Closing, and AEP shall employ commercially reasonable efforts to cause each such condition to be so fulfilled:

              (i)  All representations and warranties of AEP contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects as of the date of the Closing.

             (ii)  All covenants, agreements, and obligations required by the terms of this Agreement to be performed by AEP at or before the Closing shall have been duly and properly performed in all material respects.

            (iii)  The documents required to be delivered to LG&E at or prior to the Closing have been so delivered.

            (iv)  AEP shall have received all regulatory and other approvals necessary for it to sell the Shares.

          (b)   AEP's conditions. All obligations of AEP hereunder are subject, at AEP's option, to the fulfillment of each of the following conditions at or prior to the Closing, and LG&E shall use its best efforts to cause each such condition to be so fulfilled:

              (i)  All representations and warranties of LG&E contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects as of the date of the Closing.

             (ii)  All covenants, agreements, and obligations required by the terms of this Agreement to be performed by LG&E at or before the Closing shall have been duly and properly performed in all material respects.

            (iii)  The documents required to be delivered to AEP at or prior to the Closing have been so delivered.

            (iv)  LG&E shall have received all regulatory and other approvals necessary for it to purchase the Shares.

          (c)   Condition applicable to both Parties. All required regulatory approvals shall have been obtained and be in effect as of the Closing.

        5.    AEP's Representations and Warranties.    Effective on the date of this Agreement and on the date of the Closing, AEP represents and warrants to LG&E that:

          (a)   Corporate Standing; Authorization. AEP is a corporation duly organized and validly existing under the laws of New York. AEP has full corporate power and authority to own and sell the Shares and to enter into this Agreement and to perform the obligations to be performed by it hereunder. The execution and delivery by AEP of this Agreement will not result in any breach or violation of, or constitute a default under, any provision of the Articles of Incorporation or By-Laws of AEP. All corporate action on the part of AEP, its Board of Directors and Shareholders necessary for the authorization, execution, delivery, and performance by AEP of this Agreement, and the consummation of the transactions contemplated herein, and for the authorization and delivery of the Shares, has been taken. This Agreement constitutes the valid and binding obligation of AEP, enforceable in accordance with its terms, except as such obligations and enforcement may be limited by bankruptcy, insolvency, reorganization, or other laws or equitable principles relating to or affecting the enforcement of creditors' rights and by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b)   Conveyance of Good Title. AEP shall deliver, or cause to be delivered to LG&E, a certificate representing the Shares purchased by LG&E, conveying to LG&E good and marketable title, free and clear of all liens, claims, or encumbrances of any nature.

          (c)   Consents. No consent, approval, qualification, order, or authorization of, or filing with, any governmental authority or third party is required in connection with AEP's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated herein on the part of AEP, other than an order of the Securities and Exchange Commission under the applicable provisions of the Public Utility Holding Company Act of 1935.

          (d)   Disclaimer of Representations and Warranties. AEP makes and has made no warranties or representations other than those expressly laid out in this Section.

        6.    LG&E's Representations and Warranties.    Effective on the date of this Agreement and on the date of the Closing, LG&E represents and warrants to AEP that:

          (a)   Corporate Standing; Authorization. LG&E is a corporation duly organized and validly existing under the laws of Kentucky. LG&E has full corporate power and authority to purchase the Shares and to enter into this Agreement and to perform the obligations to be performed by it hereunder. The execution and delivery by LG&E of this Agreement will not result in any breach or violation of, or constitute a default under, any provision of the Articles of Incorporation or By-Laws of LG&E. All corporate action on the part of LG&E, its Board of Directors and Shareholders necessary for the authorization, execution, delivery, and performance by LG&E of this Agreement, and the consummation of the transactions contemplated herein, and for the authorization and acceptance of the Shares, has been taken. This Agreement constitutes the valid and binding obligation of LG&E, enforceable in accordance with its terms, except as such obligations and enforcement may be limited by bankruptcy, insolvency, reorganization, or other laws or equitable principles relating to or affecting the enforcement of creditors' rights and by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b)   Examination of Business. LG&E has examined and is familiar with the property, plant, machinery, equipment, and business of OVEC. LG&E has made such investigation and inspection as it deems necessary with respect to OVEC.

          (c)   Consents. No consent, approval, qualification, order, or authorization of, or filing with, any governmental authority or other third party is required in connection with LG&E's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated herein on the part of LG&E, other than an order of the Securities and Exchange Commission under the applicable provisions of the Public Utility Holding Company Act of 1935.

          (d)   Review of Documents. LG&E has been granted access to, and has reviewed carefully, copies of all documents, materials, and annual and other periodic or occasional reports provided either by virtue of LG&E's access to information as a shareholder of OVEC or otherwise in connection with this transaction. LG&E is entering into this Agreement and the transactions contemplated hereby solely in reliance on LG&E's own investigation and review. LG&E has had an opportunity to meet with OVEC representatives subsequent to LG&E's review of such information, and to discuss with such representatives questions concerning OVEC.

          (e)   Sophistication. LG&E has such knowledge and experience in the utility industry and in related financial and business matters that LG&E is capable of evaluating the merits and risks of the prospective investment contemplated by this Agreement. LG&E is able to bear the economic risk associated with the purchase of the Shares. LG&E is aware that such Shares have not been registered under the Securities Act of 1933 or any state's securities laws.

          (f)    Disclaimer of Representations and Warranties. LG&E makes and has made no warranties or representations other than those expressly laid out in this Section.

        7.    Indemnification.    Each Party shall indemnify, defend, and hold the other harmless as follows:

          (a)   By AEP. AEP shall indemnify, defend, and hold harmless LG&E, its successors and assigns, against and in respect of any damage, deficiency, or costs resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of AEP under this Agreement or any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable attorneys' fees incident to the foregoing. AEP shall reimburse LG&E for all liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs, and expenses to which this Section relates.

          (b)   By LG&E. LG&E shall indemnify, defend, and hold harmless AEP, its successors and assigns, against and in respect of any damage, deficiency, or costs resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of LG&E under this Agreement or any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable attorneys' fees incident to the foregoing. LG&E shall reimburse AEP for all liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs, and expenses to which this Section relates.

        8.    Survival of Representations and Warranties.    All of the Parties' representations, warranties, and covenants contained in this Agreement shall be continuous and shall survive AEP's sale of the Shares to LG&E.

        9.    Specific Performance/Rights Cumulative.    In the event of a breach by a Party ("Party X") of its obligation under this Agreement to either purchase or deliver the Shares, the other Party ("Party Y") will be deemed to have suffered irreparable harm and money damages will not be an adequate remedy. Accordingly, Party Y shall, without being required to post bond, be entitled to specific performance of such obligation by Party X to purchase or deliver the Shares. The rights and remedies of the Parties upon occurrence of an event of default hereunder shall be all those rights and remedies afforded to AEP or LG&E, as the case may be, at law or in equity or bankruptcy and shall be cumulative to the greatest extent permitted by law.

        10.    Notices.    All notices, requests, consents, and other communications hereunder shall be in writing and shall be mailed by first class registered or certified mail, postage prepaid, or delivered personally: (a) if to AEP, addressed to American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, Attention President, or (b) if to LG&E, addressed to Louisville Gas and Electric Company, 220 West Main Street, Louisville, Kentucky 40202, Attention Sr. Vice President, Energy Services. Either Party may change such address to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this Section shall be deemed given when mailed.

        11.    Binding Effect.    All of the provisions of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

        12.    Headings.    The Section headings in this Agreement are inserted as a matter of convenience only and shall not form a part hereof.

        13.    Neither Party is Drafter.    For purposes of interpretation, the Parties agree that neither Party shall be deemed to be the drafter of this Agreement.

        14.    Cost Responsibility.    Each Party shall bear all of its own attorneys' fees and costs arising from and in connection with preparing this Agreement.

        15.    Further Assurances.    If either Party reasonably determines or is reasonably advised that any further instruments or any other things are necessary or desirable to carry out the terms of this Agreement, the other Party, upon notice, will execute and deliver such instruments and assurances and do all things reasonably necessary and proper to carry out the terms and intent of this Agreement. Furthermore, LG&E agrees to assume, and shall have, primary responsibility for, and control of, and AEP agrees to cooperate (each Party agreeing to employ commercially reasonable efforts) in promptly preparing and filing all necessary documentation to obtain all necessary permits, consents, approvals, and authorizations from all governmental authorities necessary or advisable in order to consummation the transactions contemplated by this Agreement. LG&E's assumption of responsibility described herein shall not constitute an assumption for the accuracy of information supplied by AEP.

        16.    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the matters set forth herein and supersedes any prior agreement of the Parties. No modification or termination of this Agreement shall be valid unless in writing signed by each of the Parties. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the Party sought to be charged with such waiver and such waiver shall not be deemed to constitute a waiver of any other breach of the same or of any other term or condition of this Agreement.

        17.    Governing Law.    This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky.

        18.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have affixed their signatures the day and year written beside their names.

LOUISVILLE GAS AND ELECTRIC COMPANY
Date:	April 8, 2004	BY:	[illegible]
AMERICAN ELECTRIC POWER COMPANY, INC.
Date:	April 8, 2004	BY:	[illegible]

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  Exhibit 99.B-1